Exhibit 99.2

Greif, Inc.
Fourth Quarter 2017 Earnings Results Conference Call
December 7, 2017

CORPORATE PARTICIPANTS
Lawrence A. Hilsheimer Greif, Inc. - CFO and EVP
Matt Eichmann Greif, Inc. - VP of IR & Corporate Communications
Peter G. Watson Greif, Inc. - CEO, President and Director

CONFERENCE CALL PARTICIPANTS
Adam Jesse Josephson KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst
Christopher David Manuel Wells Fargo Securities, LLC, Research Division - MD & Senior Analyst
Daniel Andres Jacome Sidoti & Company, LLC - Research Analyst
George Leon Staphos BofA Merrill Lynch, Research Division - MD and Co-Sector Head in Equity Research
Ghansham Panjabi Robert W. Baird & Co. Incorporated, Research Division - Senior Research Analyst
Justin Laurence Bergner G. Research, LLC - VP
Ketan Mamtora BMO Capital Markets U.S. - Analyst

PRESENTATION
Operator
Good morning. My name is Kelly, and I will be your conference operator today. At this time, I would like to welcome everyone to the Greif Fourth Quarter and Fiscal 2017 Earnings Conference Call. (Operator Instructions) Thank you. Matt Eichmann, you may begin your conference.
Matt Eichmann - Greif, Inc. - VP of IR & Corporate Communications
Thank you, Kelly. Good morning, everyone. Welcome to Greif's Fourth Quarter and Fiscal 2017 Earnings Conference Call. Joining us on the call today are Pete Watson, Greif's President and Chief Executive Officer; and Larry Hilsheimer, Greif's Chief Financial Officer. Pete and Larry will be available to answer questions at the end of today's call.
In accordance with regulation fair disclosure, I encourage you to ask questions regarding issues you consider material because we are prohibited from discussing significant nonpublic items with you on an individual basis. (Operator Instructions)
Please turn to Slide 2. As a reminder, during today's call, we will make forward-looking statements involving plans, expectations and beliefs related to future events. Actual results could differ materially from those discussed. Additionally, we will be referencing certain non-GAAP financial measures, and reconciliation to the most directly comparable GAAP metrics is contained in the appendix of today's presentation.
And now I turn the presentation over to Pete on Slide 3.
Peter G. Watson - Greif, Inc. - CEO, President and Director
Thank you, Matt, and good morning, everyone. Welcome to our call.
Our fourth quarter and fiscal year 2017 performance reflects sustained improvement across our entire portfolio. Net sales for the fourth quarter and fiscal 2017 were $968 million and $3.6 billion, up 12% and 9%, respectively, versus prior year. Strong quarterly sales benefited from strategic pricing decisions, higher selling prices and stronger volumes in most of our businesses. Fourth quarter and fiscal 2017 operating profit before special items grew to $89 million and $335 million, up 2% and 9%, respectively, versus the prior year. Fourth quarter operating profit before special items benefited from year-over-year reduction in SG&A expense and was negatively impacted by more than $5 million headwind related to Hurricane Harvey and its resulting downstream effects to the supply chain.
Fourth quarter and fiscal 2017 Class A earnings per share before special items grew to $0.98 per share and $2.95 per share, up 51% and 21%, respectively, versus prior year. Earnings grew to the higher year-over-year operating profit, lower interest expense and significant lower tax expense that Larry Hilsheimer will discuss in greater detail in a moment. Finally, fourth quarter and fiscal year 2017 free cash flow grew to $168 million and $208 million, up 47% and 4%, respectively, versus the prior year.
Please turn to Slide 4. We're making steady progress toward achieving our vision of customer service excellence. Each of our businesses reported Customer Satisfaction Index improvements versus the prior year quarter, and we've made notable gains over the last several years.

Exhibit 99.2

Going forward, our expectation is that each of our segments operate with a Customer Satisfaction Index level of 95% or greater. We believe unparalleled levels of service will differentiate us in the market.
Please turn to Slide 5. Before I briefly review Greif's performance by segment, I want to highlight our portfolio's improvement over the last 3 years. As you know, we embarked on a transformation initiative in 2006 -- excuse me, 2015. Since then, we've upgraded our team's capabilities, we've embedded a strong foundation of customer service excellence across the global organization, we've optimized our portfolio by closing or divesting 42 noncore or underperforming operations, we've reoriented the enterprise toward achieving value and margin over volume through a reenergized Greif business system, and those changes have resulted in significant improvements in our financial performance.
Please turn to Slide 6. This slide, we've overlaid our improving financial performance with our Customer Satisfaction Index scores. As mentioned earlier, customer service is the foundation of our success, and we're pleased with the emerging relationship linking service to profit.
Please turn to Slide 7, and I'll review Greif's segment performance. In Rigid Packaging and Services segment, we delivered fourth quarter results that were negatively impacted by adverse weather and greater volatility in our raw material prices. Our RIPS fourth quarter sales were $60 million higher year-over-year due to selling prices stemming from index price increases and strategic pricing decisions. Fourth quarter gross profit dollars were lower year-over-year due to raw material inflation and a $4 million headwind relating to adverse weather conditions in North America. RIPS gross profit margin was lower versus the prior year quarter as a result of those rapid increases in raw material prices and the timing of contractual pass-throughs. We expect RIPS gross profit margin to improve sequentially in quarter 1 2018 as the impact of the price adjustment mechanisms are realized. RIPS' fourth quarter operating profit before special items decreased by $8 million year-over-year, primarily due to the same factors that impacted our gross profit, which were partially offset by lower SG&A expenses.
In North America, fourth quarter steel drum volumes were up 1.3%, while fiber drum volumes were flat year-over-year. Intermediate bulk container volumes were up more than 20% versus the prior year quarter. North America was particularly impacted by Hurricane Harvey, which resulted in unplanned customer outages, lower customer demand for steel and plastic drums in the Gulf Coast and lower demand for our filling services business during the quarter.
Latin America delivered solid volume growth in Q4 across all substrates versus the prior year quarter, thanks to a strong Brazilian juice season, customer share increases and much better operating discipline followed by a planned rooftop consolidation in Brazil.
EMEA steel drum volumes were up more than 5% versus the prior year quarter, where much of that growth related to stronger conical drum demand in Southern Europe. We also experienced growth in intermediate bulk container volumes.
Finally, APAC's fourth quarter steel intermediate bulk container and plastic drum volume fell year-over-year due to ongoing competitive marketing conditions and a proactive decisions on margin and value over volume decisions.
Looking into fiscal 2018, we expect steel and plastic drum volumes to grow in the low to mid-single digits. We also anticipate further acceleration of our global IBC strategy.
Please turn to Slide 8. Our Paper Packaging & Services segment delivered solid fourth quarter results despite a challenging 2017 marked by rising input cost. Our fourth quarter revenue of $223 million were the highest quarter this year. Revenue benefited from strong volumes in both our mill system and our CorrChoice sheet feeder network, improving sales mix and the impact of realized container price increases. CorrChoice delivered volume growth of 5%, which outpaced industry growth of 1% for our fiscal quarter.
Specialty sales accelerated 17% versus the prior year quarter. Fourth quarter operating profit before special items grew by $9 million versus the prior year quarter, aided by containerboard price increases implemented throughout the fiscal year, solid unit growth on all businesses and ongoing margin enhancement tied to specialty sales growth. While OCC pressures eased during our fiscal fourth quarter, for the year, they remained a substantial headwind.
Looking into 2018, Paper Packaging will benefit from realized containerboard price increases implemented over the course of fiscal 2017 and higher anticipated specialty sales. In our fiscal 2018 guidance, we assume index prices of $113 a ton in November, December and January before rising throughout the year. Our assumption for a blended OCC cost for the entire year is $152 a ton. Given our current assumptions, we expect PPS' operating profit before special items to increase by $20 million versus fiscal 2017's actual results.
Finally, our triple-wall bulk packaging expansion in Louisville, Kentucky remains on track for a mid-2018 start-up. This project will increase our ability to grow in higher-margin products and increase our overall integration levels.
I ask you to please turn to Slide 9. We continue to be pleased with the pace of change and improved performance displayed by the Flexible Products & Services team. FPS generated sales of $76 million in the fourth quarter, a 10% improvement versus the prior year as a result of more disciplined operational execution and better demand in Western Europe and APAC. On the face of it, FPS' fourth quarter gross profit dollars were flat to a year ago, while margin declined by 120 basis points. However, gross profit was negatively impacted by a $2.7 million reserve for legacy claims. Excluding that expense, our gross profit margin was greater than 19% during the fourth quarter. This headwind obviously impacted FPS' operating profit before special items as well. Despite that occurrence, FPS still increased their operating profit before special item by $0.5 million year-over-year. We continue to grow more and more confident in this business.
In fiscal 2018, FPS will achieve greater benefits from third-party manufacturing initiatives and a more optimized SG&A footprint. This

Exhibit 99.2

business will be on track towards achieving its run rate commitment of $20 million to $30 million of operating profit before special items exiting 2020, although much of that improvement will be weighted towards the back end of that plan as enhancements are phased in.
I'd like to now turn over the presentation to our Chief Financial Officer, Larry Hilsheimer.
Lawrence A. Hilsheimer - Greif, Inc. - CFO and EVP
Thank you, Pete. Good morning, everyone. Please turn to Slide 10 to review our fourth quarter financial results. Before I get into more detail on the quarter, I would like to take it up a level first. There's clearly some noise in the results in the quarter. However, big picture, we delivered outstanding free cash flow, significantly lowered our tax rate burden and we reduced our financing costs while overcoming a price-cost squeeze in our paper business. We believe we are extremely well positioned for 2018.
On to the quarter's specifics. Net sales, excluding divestitures and foreign exchange, were 10% higher year-over-year due to strategic pricing decisions, index price changes and volume improvements in most parts of the business. Fourth quarter consolidated gross profit was flat to the year-ago quarter as a result of higher raw material prices and the timing of contractual pass-through provisions in rigids, a $3.6 million inventory adjustment in the rigids business discovered during efforts to improve our supply chain efficiency through centralized inventory management with the cost of relocating excess inventory outweighing its benefit, a $2.7 million accrual in flexibles related to legacy claims and a $5.3 million headwind related to adverse weather conditions that impacted multiple parts of the businesses. These items should not repeat.
Recall that we initially estimated a $2.5 million hurricane headwind when we reported Q3 results on August 30. However, that initial estimate was made just days after Harvey hit Houston and was too conservative. Specifically, rigids experienced a $4.4 million headwind related to unplanned customer outages. Paper experienced a $0.5 million headwind related to higher transportation costs related to trucking availability challenges, and our land business was negatively impacted by $400,000 as a result of flooded timber stands. To a lesser extent, our caps and closures business also suffered lost businesses -- our business in the Gulf Coast and Florida. Today, most of our Gulf Coast rigid business has recovered. But in some cases, recovery has been slower, especially in our higher-margin filling business.
Fourth quarter operating profit before special items rose by $2 million versus the prior year quarter. Operating profit before special items was impacted by the same challenges I described to gross profit, but was helped by a lower year-over-year SG&A expense despite $1.3 million of unbudgeted tax planning fees related to our tax reduction efforts. SG&A expense as a percentage of sales for the fourth quarter was 9.7%, well below our targeted threshold.
Below the line, interest expense declined by $4 million year-over-year as a result of debt financing activity completed in February of 2017 and lower debt balances. Also, because we modified some of our internal reporting structures and information, it resulted in our Latin American segment, which is part of our RIPS reporting segment, to be treated separately for goodwill impairment assessment purposes. GAAP rules then require a portion with a goodwill among the previous combined segments on a relative value basis, unrelated to original purchase price goodwill. As a result, despite the fact that our Latin American operations have been improving, a goodwill impairment was required through appropriate application of GAAP rules.
Higher operating profit combined with lower interest and tax expense drove fourth quarter Class A earnings per share before special items to $0.98 per share, a $0.51 improvement versus the prior year quarter. Our fourth quarter GAAP and non-GAAP tax rate were 12% and 12.7%, respectively, both significantly lower than the prior year quarter, largely as a result of accelerated implementation of tax strategy efforts that I previously described at Investor Day. To be clear, those efforts don't involve any leading-edge aggressive maneuvers. Rather, they're the result of working to get the basics rights, such as eliminating or reducing tax inefficiencies outside of the U.S., reducing state and local taxes in the U.S. and increasing our U.S. federal income tax credits.
Clearly, execution of the planning effort is beginning to pay off. In fiscal '18, we expect to spend $5 million of incremental professional fee dollars to further our strategy and also help us address pending tax reform changes. Let me highlight that while we anticipate the proposed lower U.S. corporate tax rates would provide a significant long-term upside benefit for Greif investors, the impact of the foreign earnings repatriation provisions could create short-term effective tax rate volatility. If the legislation is enacted with current provisions, U.S. GAAP would require us to record a deferred tax liability for the taxes related to the repatriation provisions, perhaps as soon as Q1 2018. Currently, the proposed legislation provides for an 8-year pay period for those taxes so the cash impact will be less severe. Offsetting that will be a reassessment of current deferred tax liabilities based upon the new rate structures, dependent upon when the liabilities come due. Thus, the finally determined effective date will be an important and impactful factor as well. All of this translates to long-term benefits for short-term cost of assessment, planning and compliance. Thus, our estimate of an incremental $5 million in professional and advisory fees.
To be clear, we have not adjusted our tax rates for next year's guidance at this point related to tax reform. We are also very pleased that we delivered on our free cash flow commitment. We generated $168 million of free cash flow during the quarter and almost $54 million improvement versus the prior year.
Fourth quarter free cash flow was higher due to higher income and fourth quarter working capital improvement, partially offset by a decrease in cash from other assets and liabilities and increased CapEx spend versus the prior year quarter. I have spoken a lot about working capital in previous calls with you. Consistent working capital management is critical to generating stable cash flow, and we still have room to improve in this key area. Working capital ended up as a $31 million use of cash in fiscal 2017, higher than our previously communicated expectation, largely due to raw material inflation and higher sales. Although challenged in dollar terms, we are making notable working capital efficiency

Exhibit 99.2

improvements across the portfolio. For example, our cash conversion cycle decreased from 63 to 55 days year-over-year, while our operating working capital as a percentage of sales improved by 50 basis points to 10.4%. To be fair, our free cash flow result was unfortunately improved because of a frustrating delay of equipment delivery on several of our capital investment projects. This amounted to $10 million. It's a disappointment to us because it delays these growth-generating projects. We are also very confident about our fiscal 2018 free cash flow generation prospects.
I'll now provide the highlights of our fiscal 2018 guidance. Please turn to Slide 11. We expect to generate between $3.25 and $3.55 in Class A earnings per share before special items in 2018. At the midpoint, fiscal 2018 represents a 15% improvement over fiscal 2017's actual result.
Key drivers that helped to explain earnings growth include margin product mix management, cost containment and our continued focus on execution discipline, further improvement in underperforming operations, benefits realized -- from realized containerboard price increases, higher anticipated specialty containerboard sales, reduced annual interest expense related to lower overall debt balances and lower-tiered interest as a result of our improved leverage ratio and recurring tax benefits from the execution of our tax planning strategies. We expect our fiscal 2018 free cash flow to be in the range of $200 million to $220 million to include anticipated capital expenditures of between $100 million to $120 million.
I will provide an asterisk of sorts to the CapEx range. While we actively seek accretive M&A opportunities, we are also encouraging our business leaders to explore other growth-oriented CapEx opportunities. If those develop, they are compelling and they meet the stringent requirements of our capital deployment process, we may elect to increase our CapEx spend to the extent warranted given our free cash -- strong free cash flow and leverage position. Finally, we expect our working capital will be cash used in the range of $10 million to $30 million next year.
Lastly, as is generally the case for Greif, our consolidated financial results will be stronger in the second half of fiscal 2018 than the first half due to agricultural customer activities. Finally, updated foreign exchange sensitivities are located in the appendix of today's presentation.
Turning now to capital priorities. Please move to Slide 12. Operational execution, capital discipline and strong and diverse global portfolio give us the platform to execute on our capital priorities, which include investing in profitable growth and returning cash to shareholders. Our capital priorities also include advancing inorganic growth opportunities, provide the -- provided the targeted investment exceeds our minimum return standards. Our balance sheet is in great shape. At year-end, our leverage ratio stood at 1.85, slightly below our targeted leverage ratio of 2 to 2.5x net debt-to-EBITDA. Although we intend to maintain our targeted ratio, we would consider temporarily exceeding it even if a compelling growth opportunity emerged.
With that, I'll turn it back to Pete for his closing comments before our Q&A.
Peter G. Watson - Greif, Inc. - CEO, President and Director
Good. Thank you, Larry, and please turn to the final slide to give you a few brief closing comments. Greif possesses leading product shares in a well-diversified global portfolio that is not easily replicated. Our customer-centric philosophy and sharp focus on operating fundamentals will drive stronger financial performance. We are committed to continuous improvement and acknowledge we can always get better as a business. As we move into fiscal 2018, we'll remain focused on executing our strategic priorities that will create greater value for our customers and our shareholders.
Thank you for participating this morning. We appreciate your interest in Greif. Kelly, please open the line for questions.
QUESTIONS AND ANSWERS
Operator
(Operator Instructions) Our first question comes from Ghansham Panjabi from R.W. Baird.
Ghansham Panjabi - Robert W. Baird & Co. Incorporated, Research Division - Senior Research Analyst
So first off, if you adjust for the hurricane impact and also the inventory charge in RIPS, did operating profits of that segment come in where you thought it would for the quarter? Or was price cost or mix worse than you, perhaps, initially thought?
Lawrence A. Hilsheimer - Greif, Inc. - CFO and EVP
I would say, Ghansham, that it came in slightly lower, but not very much. I mean, if you combine those 2 items, you end up picking up about 2.2% on -- I'm sorry, you pick up -- between the hurricane and the write-downs, you pick up about 1.1% on just the margin decrement that has to do with the costs rising and the relative price increase from years, another 1.1%. So that makes up 2.2% of the margin percentage gap. The other items that drove it down are just not as many opportunistic -- buy opportunities. And then just the timing of these pass-through provisions are really the drivers. We also had some resin price spike in Europe that was not anticipated that impacted margin slightly. So I'd say slightly lower than we anticipated, Ghansham.

Exhibit 99.2

Ghansham Panjabi - Robert W. Baird & Co. Incorporated, Research Division - Senior Research Analyst
Okay, that's helpful, Larry. And then just as my second question, can you give us a better sense of your outlook for volumes for Industrial Packaging for 2018? What's embedded in guidance? And for the company as a whole, can you also sort of help us bridge the EBITDA improvement on a year-over-year basis between the 2 years?
Peter G. Watson - Greif, Inc. - CEO, President and Director
Yes, Ghansham. So let me talk about the volume assumptions we see in 2018 and some of the rationale for that, and I'll let Gary -- or Larry address the second question. So if you look at our Rigid Industrial Packaging business globally, we've got assumptions of 3% growth in steel. The big factors is weighted toward a better, more positive environment in our end use segments in North America because of all planned expansions in the chemical industry and their advantaged position as a low-cost chemical producer. We also have capacity expansions in that sector in Russia. And so we see that we'll perform at 3%, which is a little bit higher than what we see global growth in the chemical business. IBCs, we are assuming 15% growth in IBCs. That is predominantly centered around capital expansions we have in North America and EMEA. We've got several build-outs of new IBC structures there. Plastics, we are assuming a 3% to 4% growth in our plastic drums, both large and small plastic drums. The predominant growth, again, is in North America, where I think we have an advantaged macroeconomic market, and then also APAC, where we have broadened our portfolio and running small plastic products. In Paper Packaging, we see a 2% to 3% assumption of growth, larger growth than the second half. That is a little less than what we have traditionally done -- performed, and that relates to -- we have accelerated our volumes to our capacities. And so our challenge, and critical importance, is we have to build out more capacity, more opportunities downstream in our converting operations. We said strategically having greater degrees of vertical integration is important, and that will be a big play for us going forward 2018 and beyond. And in FPS, we see a 4% to 5% growth, both in the 1- and 2-loop products and the 4-loop products. The majority of that growth will be in North America, where, quite frankly, we have commercially underperformed, and we think there's nice opportunity there that we're starting to benefit from. And then we have expanded our operations in APAC, which is our best-performing business in FPS. So that's our volume assumptions we have in 2018. And I'll ask Larry to comment on the bridge from this year to 2018 on our budget.
Lawrence A. Hilsheimer - Greif, Inc. - CFO and EVP
Sure, Pete. So Ghansham, basically, across our rigids business as a whole, we're anticipating gross profit improvement of roughly just shy of 8%. In PPS, our assumption is no further price increases, except maybe discrete things in some of our specialty products. Our -- actually, what's in our budget for PPS relative to OCC is the $113 index in November, December. For our earnings guidance budget, we actually have it at $160 in January through the remainder of the year. It blends to like $152 a ton over the entire year. When we put the budget together, we were sort of thinking that, yes, maybe things spike up in January. It's looking like maybe that will be delayed. But we didn't change it because we also don't know, "Gee, does it spike up more than $160?" So we just left it as it was. So to restate, $113 a ton in November and December, $160 the rest of the year and pricing fairly stable. That amounts to about a $20 million -- or $21 million roughly increase in PPS' gross margin. Got another 6% or so in FPS in the gross margin area, pretty much flat in Land. If you go to SG&A, we're anticipating SG&A is going to go up for a couple of reasons, although on a percentage basis, staying relatively flat because of the increase in sales. But we had a roughly $5 million good guy in above-the-line taxes in Latin America related to some things that went back into the 1990s that finally got settled in some Brazilian courts this year. That $5 million item won't repeat, so that would be equivalent to an increase. We got depreciation beginning at a higher level on some of our enterprise system implementation's going to be another roughly $5 million. And salaries, because we've got our headcount relatively stable to where it's going to be for a short time, so that's a $12 million increase. And then we have some increases anticipated in some of the incentive payouts related to just the longer-term incentive element to reflect some of the improvement we drove through the transformation process. So roughly all in, we're anticipating that our SG&A cost will be up somewhere between $15 million to $25 million roughly. So hopefully, that gives you the elements well enough to do your walk on EBITDA.
Operator
Our next question comes from Chris Manuel from Wells Fargo.
Christopher David Manuel - Wells Fargo Securities, LLC, Research Division - MD & Senior Analyst
A couple questions. First, when I look at -- from where you sit today, having the business in better shape, that kind of sets up where I wanted to start. Your leverage is less than 1.9x. You talk about a target being 2 to 2.5. Help us with where we go from here. So I know you got a slide here that shows -- I think it's Slide 12. How does the acquisition pipeline look? What's the thought process there? And then I really wanted to kind of focus on point 4, where you talked about a capital return to shareholders. So absent that acquisitions as well, it sounds like either more dividends or repurchase. Or how do you think about that over the next 12 months?
Lawrence A. Hilsheimer - Greif, Inc. - CFO and EVP
Yes, Chris, I'll -- let me comment just on some numbers first, then I'll turn it over to Pete to maybe talk about where we are on the M&A side. As you know, our first quarter, generally, that debt level will go up as -- relative to this little bit of cyclicality in our business. So we'll watch and see where things go. And one, we're confident we're going to have a good first quarter, and then we'll be re-examining what actions do we take depending on where we are at in both potential M&A transactions, if any, and also, as I mentioned, if we identify other CapEx projects that we believe are highly desirable. So I would say probably more likely to hear something from us in not first quarter call, unless something comes up in the M&A side, but more in the second quarter kind of timeframe about plans.

Exhibit 99.2

Peter G. Watson - Greif, Inc. - CEO, President and Director
And Chris, just to reiterate, so we've got 2 paths to growing as it relates to capital allocation. As we've said, we have got capital expansion plans in our core businesses. In IBC, production increases and capabilities in strategic markets; and in plastic operations as well; and Paper Packaging, increases in our integration. Those have been communicated, and we're in the process of executing. I think by mid this year, we will start seeing some evidence of that. Going forward, we'll follow the process, so it's going to be a blend of strategic capital expansions that are aligned to the core businesses we talked about, both in Paper Packaging and rigid and also acquisitive opportunities within our core. So we're following the process. We're very active in how we're pursuing that process. And we're excited about the opportunities for the future of Greif and how we're going to write the next chapter of Greif for the next 3 to 5 years.
Christopher David Manuel - Wells Fargo Securities, LLC, Research Division - MD & Senior Analyst
Okay, that's helpful. My follow-up question, Larry, on the working capital side. I think I heard you say you were about $31 million use this year, and I think I heard you say something in the $10 million to $30 million use again next year. Those sounded like pretty big numbers given we're seeing some relief in some of the raw material stuff. I know you have a little bit of growth in there, but that sounded -- maybe a little bit of color to that. It sounded a bit maybe conservative to us. Or how do you think about that?
Lawrence A. Hilsheimer - Greif, Inc. - CFO and EVP
That's probably fair, Chris. I mean, it's maybe a little gun shy because of how rapid the raw material price went up this year. Clearly, if we didn't see any raw material cost increase over the year, we would want to hold ourselves to higher expectations because we will continue to focus on reducing our cycle and our days in receivables relative to sale -- our percentage to sales. So yes, maybe a little conservatism in there. I mean, Pete and I sort of got burned this year on saying we'd be flat, and then the raws increased pretty dramatically. But clearly, with sales going up somewhat, there could be some pressure on working capital. But I think your comment is fair.
Operator
(Operator Instructions) Our next question comes from Adam Josephson from KeyBanc.
Adam Jesse Josephson - KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst
Larry, just a couple tax questions for you. I know -- if we go back to the Analyst Day in June, you were talking about implementing these tax planning strategies, right? So when you gave guidance last quarter, I think you guided to about a 35%, 36% tax rate. You were aware of whatever these tax planning strategies were that you were implementing. And despite that, the tax rate was obviously, call it, 1/3 of what you were expecting. So I guess, just help me understand why -- how the tax rate was so dramatically lower than what you thought it would be just 3 months ago. And also the -- similarly, you incurred these additional tax planning costs that you called out. What was that related to?
Lawrence A. Hilsheimer - Greif, Inc. - CFO and EVP
Sure. So just to be clear, we don't give quarterly effective tax rate guidance, so we didn't like say that the fourth quarter would be where it was. We give annual guidance. And so -- but the other part is, at that point in time, given everything that I knew and even at the Q3 call, the prospects of getting all of this executed at that time did not appear very likely. So I did not anticipate us being able to execute and get a lot of these things done. Subsequent to that time, our tax group came to us and told me that they thought that if we got some extra external help and really rallied the troops internally together, all the information and work extremely hard and diligently to get things executed by year-end, that we could potentially accomplish it before year-end. I'm extremely proud of the way our team came together and got these things done because the amount of legal entity, elimination, restructuring, intercompany arrangements, all of the stuff that had to be done on restructuring, internal boards, the massive amount that had to get done was really enormous. So what they got accomplished, I couldn't be more pleased. And my -- was I more than willing to spend $4.6 million this year on planning fees to generate the level of savings that we did, by the way, of which will continue to drive benefits every year from now on? I'm thrilled. And I can't -- I wish I would've had a better crystal ball to be able to tell everybody that in Q3. But at the point in time we had that call, I did not think this could get done, and so we did. I'm pleased we did. And it obviously drove up our SG&A a little bit. I'm more than happy to drive up our SG&A all the time if I can drive more value to the shareholders on the bottom line. So that's the situation.
Adam Jesse Josephson - KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst
Right, okay. And your booked taxes in fiscal '17 were $67 million. Could you -- I know you haven't filed your K, but can you tell us what your cash taxes were in fiscal '17, perhaps, compared with what you thought they would be and to what extent that boosted your free cash flow? And then what was your cash tax rate for the year?
Lawrence A. Hilsheimer - Greif, Inc. - CFO and EVP
Yes. The -- I don't have the cash tax rate. What I can tell you, Adam, is that our cash taxes improved because we decided, obviously, not to pay payments that we didn't think we need to make. So it went down about roughly $20 million.

Exhibit 99.2

Adam Jesse Josephson - KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst
From fiscal '16, you mean?
Lawrence A. Hilsheimer - Greif, Inc. - CFO and EVP
From where we anticipated it to be for '17 when we had the guidance for the Q3. And I think it's roughly the same year-over-year improvement.
Adam Jesse Josephson - KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst
Okay. So that was part of why free cash flow was higher than what you -- so it's a lower CapEx and the lower taxes.
Lawrence A. Hilsheimer - Greif, Inc. - CFO and EVP
Yes. I mean, it's all of the things combined, but we still would have been very close to the bottom end of our range even without that. And so I'm obviously very pleased with our free cash flow generation in any way you look at it.
Operator
Our next question comes from George Staphos from Bank of America.
George Leon Staphos - BofA Merrill Lynch, Research Division - MD and Co-Sector Head in Equity Research
So I want to take a different approach to what you're ultimately getting at with Ghansham's questions. So if I take your guidance on Slide, I guess, 11 on some of those factors and what you've said here today and obviously, the EPS guidance, should we expect EBIT guidance basically to be somewhere in the, I don't know, call it, $3.50 to $3.70 range and EBITDA maybe in the $4.75 range? Anything that we're missing in terms of that calculus we had talked about in our note yesterday?
Lawrence A. Hilsheimer - Greif, Inc. - CFO and EVP
I'm sorry. You said $3.50 to $3.70 on -- is that it?
George Leon Staphos - BofA Merrill Lynch, Research Division - MD and Co-Sector Head in Equity Research
Yes. I'm giving you a range there. But roughly around $3.50 in EBIT and roughly around $4.75 with EBITDA, considering that D&A is going up about $5 million as well.
Lawrence A. Hilsheimer - Greif, Inc. - CFO and EVP
Probably in that range, maybe a little low on EBITDA.
George Leon Staphos - BofA Merrill Lynch, Research Division - MD and Co-Sector Head in Equity Research
Meaning, the number I presented was a little low, so it would be higher than that?
Lawrence A. Hilsheimer - Greif, Inc. - CFO and EVP
Yes. Slightly, yes. I think that's right.
Peter G. Watson - Greif, Inc. - CEO, President and Director
That's right.
George Leon Staphos - BofA Merrill Lynch, Research Division - MD and Co-Sector Head in Equity Research
Okay. And one other sort of nit type of question. I'll turn it over it and come back. Got a couple of things here. The $14-some-odd million impairment, actually closer to $15 million, was that largely Brazil? The $5 million tax good guy that you're mentioning earlier, did that show up in the fourth quarter? Or was that earlier in the year? And in which segment was that? And what was the OCC benefit in the quarter?
Lawrence A. Hilsheimer - Greif, Inc. - CFO and EVP
So the goodwill thing was primarily Brazil. That was the vast, vast majority of everything. Most of that SG&A onetime benefit in Latin America came in fourth. Some of it -- a minor amount was in third quarter. And then the OCC benefit in the fourth quarter...

Exhibit 99.2

Matt Eichmann - Greif, Inc. - VP of IR & Corporate Communications
About $2 million.
Lawrence A. Hilsheimer - Greif, Inc. - CFO and EVP
$2 million, yes. Thank you, Matt.
Operator
Our next question comes from Justin Bergner from Gabelli & Company.
Justin Laurence Bergner - G. Research, LLC - VP
I just wanted to make sure I understood 2 quick one-offs. So you're saying that the tax benefit in Latin America that won't repeat next year, that was mostly in the fourth quarter, so that aided this just completed quarter's results?
Lawrence A. Hilsheimer - Greif, Inc. - CFO and EVP
Yes. And to be clear, Justin, that's not in the tax line. Primarily, there is an element in the tax line. But what we were talking about was a tax that flowed through SG&A because it was a VAT type of tax.
Justin Laurence Bergner - G. Research, LLC - VP
Okay. And then the charge that you're referring to in rigid that was not hurricane-related, could you just clarify what that was again and how large?
Lawrence A. Hilsheimer - Greif, Inc. - CFO and EVP
So we had a $3.6 million inventory write-down. The majority of it related to inventories that were identified as we've looked to centralize and manage our supply chain more efficiently by centralizing warehousing in some of our businesses. And oftentimes, when you're doing that, you look at, do I -- I've got inventory in all these different places. Is it worth even the transport cost to go move it if I've got more than I need and conclude, no. Okay, write it off. We're not going to be able to use it. But on the long term, we end up benefiting by the efficiencies gained.
Justin Laurence Bergner - G. Research, LLC - VP
Okay. But that was removed from the adjusted results?
Lawrence A. Hilsheimer - Greif, Inc. - CFO and EVP
No.
Justin Laurence Bergner - G. Research, LLC - VP
Oh, that was in the adjusted results, okay.
Lawrence A. Hilsheimer - Greif, Inc. - CFO and EVP
Yes.
Peter G. Watson - Greif, Inc. - CEO, President and Director
Yes.
Justin Laurence Bergner - G. Research, LLC - VP
And then just one big picture question. If I look at your volume guide for rigid, I guess, it seems to sort of aggregate to the 3% to 4% range. Given the strategy to pursue value over volume, presumably, you're still sort of walking away from some business which would suggest without -- that walking away that your volume would be any -- be even higher than 3% to 4%. Given sort of the top-down view of sort of global economies, that just seems like a very high volume goal for 2018. I was just wondering if you could sort of maybe help me understand how it gels with sort of a top-down view of the world.

Exhibit 99.2

Peter G. Watson - Greif, Inc. - CEO, President and Director
Yes. So I'll give you, first, a quick overview of how we see the global economy, and then relate it to our volume assumption. So there's obviously pretty positive global growth. There's very low macroeconomic volatility, and access to credit is very favorable. Our business in Rigid Industrial Packaging is very focused to the chemicals -- specialty chemical and those related end use markets. Some of the big growth macroeconomically are really tied to construction, capital equipment purchases, transformation and infrastructure growth. So as we see the potential for growth in our business, I think we see higher growth potential in the U.S. because of the macroeconomic factors for the chemical industry. They're making significant investments in the Gulf Coast, and that will be in the next 2 to 3 years. It also includes -- we have capital expansion that we have implemented this year and will be implementing next year by midyear, and so the IBC growth and some of the steel drum growth is indicative of that -- those capacity expansions. And plastics growth, again, is layered into North America, which we think is a more favorable economy globally. And in APAC, we have made capital investments in small plastics. So it's driven by North American economy and targeted capital growth initiatives that we have either completed or will complete by mid-2018. But just to remind you, we are not going to chase volume for volume's sake. I also think some of this growth is relating to our customer service initiatives, which we are starting to see evidence of customer share improvement because of our performance in customer service. And I think if you look at some of our business, for example, in FPS, there's a direct relation to their performance in customer service, where they've gone from a 60% rate to a 90% rate. And you can see their improvement in profits track to that trend. So -- but that's -- I hope that answers your questions, Justin. If you have any other further issues you wanted to delve into, please let me know.
Justin Laurence Bergner - G. Research, LLC - VP
Okay. Yes, just a quick follow-up. I mean, do you know how much volume was impacted in rigids in the fourth quarter by the hurricane? Because the step-up from sort of 1.8% in a strong sort of global IP environment to 3% to 4% still seems a little difficult to bridge.
Peter G. Watson - Greif, Inc. - CEO, President and Director
Yes. So if you look in North America and the Gulf Coast, the Gulf Coast is one of our biggest businesses in our rigid business in North America. And so in the quarter, our steel drum volume was up 1.3%, which is a little low, and that was impacted by that hurricane. And that hurricane had impact throughout the supply chain for more than just the downtime of our operations. So if you look outside of APAC, which is a different story, both EMEA, North America and Latin America had fairly good growth strength in all of the substrates. And again, I'll go back to I think we're winning customers through our initiatives in customer service. But we feel very confident in what we're doing in the markets, and we are being very selective in how we target end use segments and customers. And we are -- again, we're going to be very disciplined in how we price and manage our product mix in that business and actually feel very, very comfortable in the capabilities and discipline that we've put in that business in the last 2 years.
Operator
Our next question comes from Ketan Mamtora from BMO Capital Markets.
Ketan Mamtora - BMO Capital Markets U.S. - Analyst
So first question on M&A. What areas of businesses do you find most interesting at this point? And are you more focused on more bolt-on type acquisitions or perhaps larger acquisitions? Or are you size-agnostic at this point?
Peter G. Watson - Greif, Inc. - CEO, President and Director
Well, we -- in Investor Day, we really said our concentration on growth is going to be in our rigid core business with a higher emphasis on plastic and IBC and with some steel opportunities in white spaces or regions we currently don't have operations. That would be a combination of capital expansion and acquisitive growth. In Paper Packaging, our focus is entirely on how do we increase the vertical integration of our integrated system. I think that's more increasingly difficult to acquire businesses in that realm since we do not have box plants, and that is not our strategy. Our strategy is corrugated sheet feeding and specialty products that can be put inside one of our sheet feeders. So that might be more heavily weighted to capital expansion with committed customers, but it's a blend acquisitive and capital expansion. We are not afraid of doing a big acquisition. But it will -- if we do, it'll be inside our clearly defined core that we talked about in Investor Day. And we are pursuing those initiatives, and we're pretty active in the process, and we'll let you know as we have things to report. But again, we're in the early stages of this. This is a long-term process. We're going to have great discipline in how we approach it and again, stay within our core.
Ketan Mamtora - BMO Capital Markets U.S. - Analyst
That's helpful. And then my follow-up question. On the other options that you might have of returning cash to shareholders, Larry, how do you think about just regular dividend versus share repurchases versus, let's say, special dividends? And do you have -- you said perhaps in the second quarter, you might have more to say on this. But do you think about it, let's say, on a leverage basis, say, if you get to 1.5x and absent any M&A you might think about returning cash to shareholders? Just give us, at a high level, how you think about it.
Lawrence A. Hilsheimer - Greif, Inc. - CFO and EVP
Yes. And we've been talking about this. I'll just sort of repeat what I've said. At the point that we determine that we don't see other uses of our

Exhibit 99.2

capital that are of higher priority, we will examine the best way to return capital to our shareholders. And that is ultimately something that needs to be approved by our board, which we would review with them our recommendations. I view that as a decision to be made based on the situation at the time you're making the decision to do a distribution. So it could be a combination of something on our regular dividend if we decided to do something that way, but it could well be stock repurchase or special dividend. We don't know at this point, and we'll examine it at the time we decide to make such a return of capital to shareholders.
Operator
(Operator Instructions) Our next question comes from Dan Jacome from Sidoti & Company.
Daniel Andres Jacome - Sidoti & Company, LLC - Research Analyst
Just 2 quick questions. Can you give us a little bit more flavor of the progress you're making with the triple-wall board expansion at Kentucky? What did you learn or do differently this quarter versus 3Q? And then my second question was on just IBC. You're putting a lot of capital to work in there, which I think is encouraging, but it's kind of hard to get industry data on that part of the industry. Just give us a sense, please, of what's demand -- underlying demand is right now and looking to 2018 and how much capacity in the entire marketplace is coming online. I'm just trying to understand supply/demand characteristics a little better there. That's it.
Peter G. Watson - Greif, Inc. - CEO, President and Director
Yes. So your first question on the bulk packaging growth in our Louisville, Kentucky operations, as you know, we are doubling the capability of that facility, and that will come online in mid-2018. We feel very, very confident that when that comes up on stream that we will meet our 3- to 4-year growth targets. That's been a very good business for us, and I think we're positioned well based on customer service and speed to market and quality. Very, very positive comments from prospective customers to fill that gap and capacity. In regard to IBCs, because the 2 major other suppliers are privately held companies, you probably don't see a lot of data on growth curves. But if you look at a global perspective, IBC is the highest growth potential for rigid packaging. It shows 8% to 9% global growth rate. The 2 largest markets -- the major markets are EMEA, North America and China. We are making investments in both North America and in EMEA right now, and we feel confident that as we move forward, our broad offering to our chemical and chemical-related customers, this plays into their needs and demands from us that we are able to supply steel, plastic, fiber and IBC products to them. And we feel good about the future in that, but we do have quite a bit of capacity coming online. But it's in disparate regions. And we are in the process -- 2018 will be an execution element to that growth.
Daniel Andres Jacome - Sidoti & Company, LLC - Research Analyst
Okay. Is that capacity -- is that -- those are greenfield opportunities? Or is that -- do you know what I mean? Is it new machines? Is that what you're saying?
Peter G. Watson - Greif, Inc. - CEO, President and Director
Yes, it's all greenfield capacity. It's either expanding in existing facilities or new facilities. And you probably won't see acquisitive growth in IBCs for us because of our technology and our product. It'll be more capital build-outs as it relates to our customers' needs and requirements.
Operator
Our next question comes from Adam Josephson from KeyBanc.
Adam Jesse Josephson - KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst
Just 2 follow-ups, one on OCC and one on the reconditioning business. Just on OCC, obviously, you're still assuming a huge spike in January, which may or may not happen. Obviously, OCC inventories here are quite high, so that may well not happen. If, indeed, OCC stays very low and much lower than what you've guided -- what you've assumed for the year, what impact, if any, do you expect that to have on your containerboard prices? And what do you think is the relationship between containerboard prices and OCC, particularly given that earlier this year, many companies raised prices based on higher OCC costs?
Peter G. Watson - Greif, Inc. - CEO, President and Director
Yes, Adam, so a couple things. So when we did our budget and the guidance we have and the timing of the layered-in of inflationary prices in OCC was what Larry stated. So the timing may be different, and I think we all agree. We probably won't see an increase in OCC till maybe February. But irregardless, the blended rate we have of $152 a ton and that step-off versus our 2017, we feel fairly comfortable, as comfortable as you can be in trying to forecast the commodity price 12 months in advance. How that relates to upside for us in Paper Packaging? If it stays low, it's obviously one of the potential upsides to our guidance. How it relates to potential price increases? We just don't comment on future price activity in any of our markets.

Exhibit 99.2

Adam Jesse Josephson - KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst
But just -- but in terms of the relationship between prices and cost in that business, I mean, what do you think it is?
Peter G. Watson - Greif, Inc. - CEO, President and Director
I mean, I think it's always a combination. I think it starts with demand. And actually, as you know, there's very healthy demand in the industry. But our system is very, very busy right now. It's projecting on the same path that we've seen for the last 2 quarters, so I think that's the first factor. And then it relates to input costs as a secondary factor. So I don't think you can have a linear equation of what drives market pricing. I think it's a combination of 2. But think demand is the biggest factor, in my opinion.
Adam Jesse Josephson - KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst
Okay. And just on the Reconditioning business, obviously, the Milwaukee Journal Sentinel has written several articles on the situation with some of your reconditioning facilities. The EPA has issued a notice of violation related to 3 of those facilities. So can you just update us on what's going on with your reconditioning business and what, if any, potential liability you're expecting as a result?
Peter G. Watson - Greif, Inc. - CEO, President and Director
No, sure, Adam. So I'll make a first statement, which is obvious, but I'll do it anyway to get on record again. But our highest priority for all of our global operations has to do to ensure the health and safety of all of our colleagues around the world and to ensure we're good stewards of the environment in the communities we operate. On a global basis, we've been recognized by third parties. We have an excellent track record in both safety and environmental compliance. And I think I said a couple quarters ago, with that said, we are not perfect, but we are addressing issues. And I will provide you with the most current update that we know as of this week. So just recently received -- we received notices from the U.S. EPA, and that has been a 9-month process since it originally came out. And during that 9-month time frame, our company representatives have met on a voluntary basis with a number of federal and state environmental regulators to discuss the issues. We got federal, state and local politicians and regulatory agencies, and community residents have been invited to tour our facilities. And some of the visitors have commented that the conditions - in our facilities are very inconsistent with the negative conditions that are portrayed by the media, particularly the one local newspaper. And in our view, I think it's become a situation that's become highly politicized, and I think that's a -- the result is a 9-month delay in when it started to when we got the notices. So in regard to what we are doing with the notices, a significant portion of those notices apply to standards and process requirements that have not been previously applied to reconditioning facilities in the U.S. So what this means is they're changing existing regulations without following formal rulemaking process. On the other points, we are working in conjunction with the appropriate regulatory agencies, and we're addressing those issues. We're making improvements in the operations as we speak. And I'll also state, as we said in our 8-K, that we are very, very confident that our current financial disclosures fully comply with all SEC requirements.
Operator
Our last question comes from George Staphos from Bank of America.
George Leon Staphos - BofA Merrill Lynch, Research Division - MD and Co-Sector Head in Equity Research
My 2 questions. First, Pete, to the extent that you can comment on pricing and the comparisons within RIPS looking forward. I recognize you don't like to get too forward in pricing for obvious reasons. But at some point, we would expect the comparison to get a bit more difficult, given you've been on this value-over-volume pricing initiative for a while. When would you have us think about the comparison of getting maybe a bit more challenging in terms of affecting higher pricing, specifically again within RIPS, at the level of detail that we would see from the financials that you would report? Then I had a follow-on regarding Reconditioning.
Peter G. Watson - Greif, Inc. - CEO, President and Director
No, that's good. Thanks, George. So as we've talked about, this price-cost squeeze will recover in Q1. We saw some recovery in the last month of our quarter 4. But unless raw material markets remain as we project them to remain, we see recovery and more normalization of that 20-plus gross margin. And when we look at our margins, not only in rigid but all of our businesses, it's a journey. So if you look at our margins in 2015 to '16 to '17 to our guidance in '18, you see that trajectory of our strategy of value and margin over volume. I think there'll be times when we have higher margins because of market conditions and rates of raw materials. And I think there'll be conditions like we saw in the last 4 months, where we have margin squeeze. And I'll tell you how we view our business, is we don't look quarter-to-quarter because when there is high volatility, especially in inflationary raw materials, you do see uneven margin results. So we look more longer range, and we look more at the leading indicators and the processes we employ and how we are acting and how we are executing in our commercial regions. And so that's how we look at it. It's been challenging the last 4 months. We haven't been happy, but I'm very happy with how our operators are executing in the field. A big part of going forward is the raw material market. What we see on steel is a more gradual inflationary period next year. I think that relates to a lot of reasons what's happened in China and some of the -- more discipline in the steel industry on a global basis. And we think in the resin environment, because of some of the capacity coming on stream in North America and some expected lower feedstock prices in certain regions around the world, we'll see less volatile resin prices for our business. But I think you will see a more normalized margin view if what we project from a raw material standpoint comes true. We also have some operating cost opportunities that will drive margin improvements. So again, I think it's a combination of how we go to market and how we operate our businesses. But I'll tell you, there's

Exhibit 99.2

not many low-hanging fruit in our business now. So this is a grind-it-out journey, win customers through excellence in customer service and compete in all the markets we face.
George Leon Staphos - BofA Merrill Lynch, Research Division - MD and Co-Sector Head in Equity Research
Okay, Pete. That last comment more or less answered the question in the way I was going with it initially. The other question I had, just on reconditioning. Is there a way that you could, one, comment on what allegations you think are incorrect? Perhaps you can, perhaps you can't, and I would understand why given the forum. Secondly, to the extent that you stated that the regulators are perhaps coming in with policy or standards that hadn't been used previously, if that was applied to the rest of your Reconditioning business, would you have additional investment or process change that would be required? And in total, I know it's hard to talk about this. But is there a way for us to understand what this might mean from a either expense level? If there are any processes that need to be changed or any sort of capital or liability amount that you would have us sort of think about in the back of our minds as you ultimately wrapped up this process. I know that was a lot.
Peter G. Watson - Greif, Inc. - CEO, President and Director
No, that's okay. So we can't -- we're not going to disclose or make any comments on any of the allegations by the whistleblower. We released that 8-K, and we stand by what we said. That's public knowledge. Some of the regulations you had indicated that have not been applied previously to reconditioning facilities and what that might mean, so it's important for everybody, the regulators, the politicians and the business professionals that reconditioning industry performs a very, very valuable environmental service. So cleaning, refurbishing empty containers for reuse, keep empty containers out of landfills, and those proposed regulatory changes sought by the U.S. EPA -- and that's not final. But those regulatory changes could compromise the viability of that entire industry and could create some challenging sustainability issues in the supply chain going forward not just for us, but for our customers. So we're at a point in time now where I said we're working together and cooperating with the regulatory agencies, and we have already made some decisions on actions we're doing. But what I will tell you is any capital or costs that may or may not occur would not be significant to our overall company. And again, we are very, very comfortable with the disclosures to SEC requirements.
Operator
There are no further questions at this time. I will now turn the call back to Matt Eichmann for closing remarks.
Matt Eichmann - Greif, Inc. - VP of IR & Corporate Communications
Okay. Thanks a lot, Kelly. Thank you, everyone, for joining us this morning. We appreciate your time, and have a good holiday season ahead.
Operator
This concludes today's conference call. You may now disconnect.